Exhibit 99.1

GMS REPORTS FIRST QUARTER FISCAL 2024 RESULTS

Strong Multi-Family, Growth in Commercial Activity, and Resilient Pricing Drive Solid Results

Tucker, Georgia, August 31, 2023. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fiscal first quarter ended July 31, 2023.

First Quarter Fiscal 2024 Highlights

(Comparisons are to the first quarter of fiscal 2023)

●	Net sales of $1.4 billion increased 3.7%; organic net sales increased 1.0%.

●	Wallboard volume growth of 22.1% in multi-family and 5.9% in commercial in the U.S. helped to partially offset single-family declines of 12.5%.

●	Net income of $86.8 million, or $2.09 per diluted share, decreased 3.0% compared to net income of $89.5 million, or $2.07 per diluted share in the previous year; Net income margin declined 40 basis points to 6.2%; Adjusted net income of $99.6 million, or $2.40 per diluted share, compared to $105.2 million, or $2.43 per diluted share.

●	Adjusted EBITDA of $173.3 million decreased $1.7 million, or 1.0%; Adjusted EBITDA margin was 12.3%, compared to 12.9%.

●	Net debt leverage was 1.5 times, improved from 1.8 times a year ago.

“We were pleased to deliver a solid start to fiscal 2024 with first quarter results that were in line with our expectations, continuing to demonstrate the resilience of pricing in Wallboard, Ceilings and Complementary Products, as well as the strength and stability that our balanced end markets provide,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “Multi-family and commercial construction demand remained solid during the quarter, which helped to offset declines in steel pricing and tempered single-family demand as we felt the impacts of the lower level of housing starts recorded earlier this year and in the latter half of calendar 2022.”

“Despite our realizing the expected near-term year-over-year declines for single-family construction activity amid 20-year highs in interest rates, we are seeing favorable demand conditions develop as we look forward. While Steel Framing pricing and soft office demand remain headwinds, we are seeing sequentially improving US single-family permits and starts, still solid multi-family activity, and put-in-place construction spending growth in most commercial applications. Given our scale, wide range of product offerings and expertise in providing outstanding service to each of our end markets, we believe we are well positioned for future growth and to deliver value to our shareholders.”

First Quarter Fiscal 2024 Results

Net sales for the first quarter of fiscal 2024 of $1.4 billion increased 3.7% as compared with the prior year quarter, or 2.1% on a same day basis. This increase in net sales was primarily due to contributions from recent acquisitions, resilient pricing in Wallboard, Ceiling tiles and Complementary Products along with strong levels of multi-family construction activity and continuing commercial construction demand. These factors helped to offset declines in single-family construction and a challenging pricing environment in Steel Framing. Organic net sales, which exclude the first year of acquired business net sales as well as the impact of foreign currency translation, grew 1.0% in total but declined 0.6% on a per day basis.

Year-over-year quarterly sales changes by product category were as follows:

● Wallboard sales of $571.4 million increased 9.6% (up 9.3% on an organic basis).

● Ceilings sales of $175.2 million increased 4.7% (up 2.0% on an organic basis).

● Steel Framing sales of $236.8 million decreased 13.9% (down 15.0% on an organic basis).

● Complementary Product sales of $426.2 million increased 7.7% (up 0.7% on an organic basis).

Gross profit of $450.6 million increased 3.6% compared to the first quarter of fiscal 2023 primarily due to incremental gross profit from acquisitions, the continued pass through of product inflation in Wallboard, Ceilings and Complementary Products and growth in commercial and multi-family sales volumes. Gross margin of 32.0% was unchanged from a year ago.

Selling, general and administrative (“SG&A”) expenses of $286.8 million during the quarter, up from $267.7 million, were negatively impacted by acquired businesses, inflationary wages, higher maintenance costs and demand pullbacks in single-family construction, which resulted in a relative mix shift into multi-family and commercial end market volumes. This shift, while favorable to gross margin, also required a higher operational cost to serve. As a result, SG&A expense as a percentage of net sales, which was also significantly impacted by deflationary dynamics in steel pricing, increased 60 basis points to 20.3% for the quarter compared to 19.7% in the first quarter of fiscal 2023. Adjusted SG&A expense as a percentage of net sales of 19.8% increased 60 basis points from 19.2% in the prior year quarter.

All in, inclusive of a $4.3 million, or 29.0%, increase in interest expense and a $1.4 million one-time expense related to the Company’s May 2023 term loan refinancing, which were partially offset by a one-time tax planning rate benefit, net income decreased 3.0% to $86.8 million, or $2.09 per diluted share, compared to net income of $89.5 million, or $2.07 per diluted share, in the first quarter of fiscal 2023. Net income margin declined 40 basis points from 6.6% to 6.2%. Earnings per share outpaced net income as a result of the $117.4 million in share repurchases completed since the end of July 2022. Adjusted net income was $99.6 million, or $2.40 per diluted share, compared to $105.2 million, or $2.43 per diluted share, in the first quarter of the prior fiscal year.

Adjusted EBITDA decreased $1.7 million, or 1.0%, to $173.3 million compared to the prior year quarter. Adjusted EBITDA margin was 12.3%, compared with 12.9% for the first quarter of fiscal 2023.

Balance Sheet, Liquidity and Cash Flow

As of July 31, 2023, the Company had cash on hand of $81.4 million, total debt of $1.1 billion and $816.2 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.5 times as of the end of the quarter, down from 1.8 times at the end of the first quarter of fiscal 2023.

For the first quarter of fiscal 2024, which seasonally represents the highest use of cash for the Company, cash provided by operating activities improved to $6.6 million, compared to cash used by operating activities of $4.4 million in the prior year period. Free cash flow use improved to $6.9 million for the quarter ended July 31, 2023, compared to a use of $15.3 million for the quarter ended July 31, 2022.

During the quarter, the Company repurchased 468,949 shares of common stock for $30.5 million. As of July 31, 2023, the Company had $69.6 million of share repurchase authorization remaining.

Platform Expansion Activities

During the first quarter of fiscal 2024, the Company continued the execution of its platform expansion strategy with the acquisition of Home Lumber and Building Supplies in the Vancouver Island market. Home Lumber is a leading supplier of lumber, engineered wood, doors, framing packages and siding as well as other key Complementary products offered by GMS Canada.

In addition during the quarter, the Company added a new AMES store location in San Antonio, TX.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the first quarter of fiscal 2024 ended July 31, 2023 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, August 31, 2023. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through September 30, 2023 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13740663.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of Wallboard, Ceilings, Steel Framing and Complementary Products. In addition, GMS operates more than 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, pricing, volumes, the demand for the Company’s products, including Complementary Products, the Company’s strategic priorities and the results thereof, performance, growth, and results thereof contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current and future public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of August 31, 2023. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 31, 2023.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2023	2022
Net sales	$1,409,600	$1,359,553
Cost of sales (exclusive of depreciation and amortization shown separately below)	959,046	924,832
Gross profit	450,554	434,721
Operating expenses:
Selling, general and administrative	286,796	267,689
Depreciation and amortization	32,018	32,440
Total operating expenses	318,814	300,129
Operating income	131,740	134,592
Other (expense) income:
Interest expense	(18,914)	(14,661)
Write-off of debt discount and deferred financing fees	(1,401)	—
Other income, net	2,139	1,569
Total other expense, net	(18,176)	(13,092)
Income before taxes	113,564	121,500
Provision for income taxes	26,734	32,030
Net income	$86,830	$89,470
Weighted average common shares outstanding:
Basic	40,749	42,549
Diluted	41,477	43,317
Net income per common share:
Basic	$2.13	$2.10
Diluted	$2.09	$2.07

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	July 31, 2023	April 30, 2023
Assets
Current assets:
Cash and cash equivalents	$81,449	$164,745
Trade accounts and notes receivable, net of allowances of $14,682 and $13,636, respectively	837,627	792,232
Inventories, net	582,679	575,495
Prepaid expenses and other current assets	33,343	17,051
Total current assets	1,535,098	1,549,523
Property and equipment, net of accumulated depreciation of $275,827 and $264,650, respectively	409,683	396,419
Operating lease right-of-use assets	188,561	189,351
Goodwill	719,838	700,813
Intangible assets, net	411,129	399,660
Deferred income taxes	21,139	19,839
Other assets	14,955	11,403
Total assets	$3,300,403	$3,267,008
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$351,951	$377,003
Accrued compensation and employee benefits	55,987	119,887
Other accrued expenses and current liabilities	137,287	107,675
Current portion of long-term debt	54,477	54,035
Current portion of operating lease liabilities	48,470	47,681
Total current liabilities	648,172	706,281
Non-current liabilities:
Long-term debt, less current portion	1,047,542	1,044,642
Long-term operating lease liabilities	140,044	141,786
Deferred income taxes, net	60,732	51,223
Other liabilities	49,107	48,319
Total liabilities	1,945,597	1,992,251
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 40,606 and 40,971 shares issued and outstanding as of July 31, 2023 and April 30, 2023, respectively	406	410
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of July 31, 2023 and April 30, 2023	—	—
Additional paid-in capital	404,944	428,508
Retained earnings	967,798	880,968
Accumulated other comprehensive loss	(18,342)	(35,129)
Total stockholders' equity	1,354,806	1,274,757
Total liabilities and stockholders' equity	$3,300,403	$3,267,008

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended July 31,
	2023	2022
Cash flows from operating activities:
Net income	$86,830	$89,470
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	32,018	32,440
Write-off and amortization of debt discount and debt issuance costs	2,077	425
Equity-based compensation	5,002	5,971
Gain on disposal and impairment of assets	(131)	(284)
Deferred income taxes	(2,587)	(945)
Other items, net	820	2,958
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(38,244)	(69,635)
Inventories	(1,359)	(28,712)
Prepaid expenses and other assets	(19,331)	(3,709)
Accounts payable	(28,280)	(4,405)
Accrued compensation and employee benefits	(64,038)	(46,065)
Other accrued expenses and liabilities	33,870	18,088
Cash provided by (used in) operating activities	6,647	(4,403)
Cash flows from investing activities:
Purchases of property and equipment	(13,538)	(10,943)
Proceeds from sale of assets	982	272
Acquisition of businesses, net of cash acquired	(38,976)	(2,606)
Cash used in investing activities	(51,532)	(13,277)
Cash flows from financing activities:
Repayments on revolving credit facilities	(187,784)	(141,247)
Borrowings from revolving credit facilities	190,673	195,113
Payments of principal on long-term debt	—	(1,278)
Proceeds from Term Loan Facility amendment	498	—
Payments of principal on finance lease obligations	(9,793)	(7,639)
Repurchases of common stock	(30,784)	(23,795)
Payment for debt issuance costs	(5,825)	—
Proceeds from exercises of stock options	1,248	29
Payments for taxes related to net share settlement of equity awards	—	(300)
Proceeds from issuance of stock pursuant to employee stock purchase plan	2,664	1,329
Cash (used in) provided by financing activities	(39,103)	22,212
Effect of exchange rates on cash and cash equivalents	692	165
(Decrease) increase in cash and cash equivalents	(83,296)	4,697
Cash and cash equivalents, beginning of period	164,745	101,916
Cash and cash equivalents, end of period	$81,449	$106,613
Supplemental cash flow disclosures:
Cash paid for income taxes	$3,167	$3,232
Cash paid for interest	21,853	17,834

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended
	July 31, 2023	% of Total	July 31, 2022	% of Total
Wallboard	$571,425	40.5%	$521,554	38.4%
Ceilings	175,205	12.4%	167,275	12.3%
Steel framing	236,760	16.8%	274,896	20.2%
Complementary products	426,210	30.2%	395,828	29.1%
Total net sales	$1,409,600		$1,359,553

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended July 31,			Three Months Ended July 31,
	2023	2022	Change	2023	2022	Change
Wallboard	$571.4	$521.6	9.6%	$569.9	$521.6	9.3%
Ceilings	175.2	167.3	4.7%	170.6	167.3	2.0%
Steel framing	236.8	274.9	(13.9)%	233.8	274.9	(15.0)%
Complementary products	426.2	395.8	7.7%	398.4	395.8	0.7%
Total net sales	$1,409.6	$1,359.6	3.7%	$1,372.7	$1,359.6	1.0%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended July 31,			Three Months Ended July 31,
	2023	2022	Change	2023	2022	Change
Wallboard	$8.9	$8.3	7.9%	$8.9	$8.3	7.6%
Ceilings	2.7	2.7	3.1%	2.7	2.7	0.4%
Steel framing	3.7	4.4	(15.2)%	3.7	4.4	(16.3)%
Complementary products	6.7	6.3	6.0%	6.2	6.3	(0.9)%
Total net sales	$22.0	$21.6	2.1%	$21.4	$21.6	(0.6)%

	Per Day Organic Growth
	Three Months Ended July 31, 2023
	Volume	Price/Mix/Fx
Wallboard	(0.6)%	8.2%
Ceilings	(1.1)%	1.5%
Steel framing	12.9%	(29.2)%

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2023	2022
Net income	$86,830	$89,470
Interest expense	18,914	14,661
Write-off of debt discount and deferred financing fees	1,401	—
Interest income	(474)	(56)
Provision for income taxes	26,734	32,030
Depreciation expense	16,327	14,993
Amortization expense	15,691	17,447
EBITDA	$165,423	$168,545
Stock appreciation expense(a)	1,218	2,344
Redeemable noncontrolling interests and deferred compensation(b)	480	495
Equity-based compensation(c)	3,304	3,132
Severance and other permitted costs(d)	406	352
Transaction costs (acquisitions and other)(e)	1,385	386
Gain on disposal of assets(f)	(131)	(284)
Effects of fair value adjustments to inventory(g)	302	44
Debt transaction costs(h)	911	—
EBITDA adjustments	7,875	6,469
Adjusted EBITDA	$173,298	$175,014

Net sales	$1,409,600	$1,359,553
Adjusted EBITDA Margin	12.3%	12.9%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.

(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By (Used In) Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2023	2022
Cash provided by (used in) operating activities	$6,647	$(4,403)
Purchases of property and equipment	(13,538)	(10,943)
Free cash flow (a)	$(6,891)	$(15,346)

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended
	July 31,
	2023	2022
Selling, general and administrative expense	$286,796	$267,689

Adjustments
Stock appreciation expense(a)	(1,218)	(2,344)
Redeemable noncontrolling interests and deferred compensation(b)	(480)	(495)
Equity-based compensation(c)	(3,304)	(3,132)
Severance and other permitted costs(d)	(406)	(337)
Transaction costs (acquisitions and other)(e)	(1,385)	(386)
Gain on disposal of assets(f)	131	284
Debt transaction costs(g)	(911)	—
Adjusted SG&A	$279,223	$261,279

Net sales	$1,409,600	$1,359,553
Adjusted SG&A margin	19.8%	19.2%

(a)	Represents changes in the fair value of stock appreciation rights.

(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.

(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.

(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.

(e)	Represents costs related to acquisitions paid to third parties.

(f)	Includes gains and losses from the sale and disposal of assets.

(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	July 31,
	2023	2022
Income before taxes	$113,564	$121,500
EBITDA adjustments	7,875	6,469
Write-off of debt discount and deferred financing fees	1,401	—
Acquisition accounting depreciation and amortization (1)	10,915	13,278
Adjusted pre-tax income	133,755	141,247
Adjusted income tax expense	34,108	36,018
Adjusted net income	$99,647	$105,229
Effective tax rate (2)	25.5%	25.5%

Weighted average shares outstanding:
Basic	40,749	42,549
Diluted	41,477	43,317
Adjusted net income per share:
Basic	$2.45	$2.47
Diluted	$2.40	$2.43

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.